EXHIBIT (a)(1)(iii)

ELECTION FORM

ASURE SOFTWARE, INC.

ELECTION FORM

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO

EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 11:00 P.M. CENTRAL TIME ON JANUARY 27, 2020,
UNLESS THE OFFER IS EXTENDED

Please read this Election Form carefully. To properly elect to exchange your eligible options, Asure Equity Administration must receive your Election Form before 11:00 p.m., Central Time, on the expiration date, which is currently January 27, 2020 (the “Expiration Date”) (or if the offer is extended, this Election Form must be received before the extended expiration date of the offer).

You are not required to return this Election Form if you do not wish to participate in the offer. If Asure Equity Administration does not receive an Election Form from you before 11:00 p.m., Central Time, on the Expiration Date, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions. We will not contact you to confirm your election not to participate.

If you intend to submit this Election Form to tender your eligible options under the exchange offer, you must complete, sign and date a copy of this Election Form and return it to Asure Equity Administration so that Asure Equity Administration receives it before 11:00 p.m., Central Time, on the Expiration Date. You may send your response via email, regular mail or overnight delivery to:

Asure Software, Inc.

Attn: Asure Equity Administration

3700 N. Capital of Texas Hwy, Suite 350

Austin, Texas 78746

Email: optionexchange@asuresoftware.com

Your election to tender your eligible options will be effective only upon receipt by Asure Equity Administration. You are responsible for making sure that your Election Form is received by Asure Equity Administration before 11:00 p.m., Central Time, on the Expiration Date. Your eligible options will not be considered tendered until Asure Equity Administration receives your properly completed and signed Election Form.

Asure Equity Administration will confirm receipt of an election via email after receipt. If you do not receive confirmation of receipt of your Election Form from Asure Equity Administration soon after the date your Election Form should be received by Asure Equity Administration, or if you submit your Election Form less than five business days before the Expiration Date, please contact Asure Equity Administration at 512-437-2700 before the deadline in order to confirm whether your election has been received.

If you think the information regarding your eligible options set forth on the Election Form is incorrect, or if you have any questions about the offer, please telephone Asure Equity Administration.

By signing below, I understand and agree that:

I have received and reviewed the Offer to Exchange dated December 26, 2019, this Election Form and I have read carefully and agree to be bound by all of the terms and conditions of the exchange offer as described in the Offer to Exchange, including the sections regarding the tax (including social insurance) and tax withholding consequences of participating in the exchange offer. I acknowledge that I am voluntarily participating in the exchange offer.

I understand that, upon acceptance by Asure Software, Inc. (“Asure Software”), this Election Form will constitute a binding agreement between Asure Software and me with respect to my eligible options that are accepted for cancellation and exchange, unless I deliver to Asure Equity Administration a validly completed Notice of Withdrawal/Change of Election Form with respect to my eligible options and the Notice of Withdrawal/Change of Election Form is received by Asure Equity Administration before 11:00 p.m., Central Time, on the expiration date of the exchange offer.

I understand that if I validly tender eligible options for exchange, and such eligible options are accepted for cancellation and exchange, I will receive restricted stock units and I will lose all of my rights to purchase any shares under the tendered eligible options.

Asure Software has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this exchange offer before making any decision whether to participate.

I understand that participation in the exchange offer will not be construed as a right to my continued employment or service with Asure Software or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by me or Asure Software (or one of Asure Software’s subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment with Asure Software (or one of Asure Software’s subsidiaries, as applicable), and without additional severance payments. I understand that participation in the exchange offer will not alter or affect any provision of my employment relationship with Asure Software (or one of Asure Software’s subsidiaries, as applicable), other than to the extent that restricted stock units replace eligible options, and any changes to vesting outlined in the Offer to Exchange which shall prevail in the event of a conflict with any employment agreement. I understand that the new restricted stock units to be granted in the exchange offer do not create any contractual or other right to receive any other future equity, payments or benefits.

I understand that my right to participate in the exchange offer will terminate effective as of the date that I am no longer actively employed and no longer eligible to participate in the exchange offer. I understand that Asure Software will determine when I am no longer actively employed for purposes of the exchange offer.

I understand that this exchange offer is a discretionary program, and that Asure Software may extend, amend, withdraw or terminate the exchange offer and postpone its acceptance and cancellation of my eligible options that I have tendered for exchange. In any such event, I understand that any eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

I understand that by accepting the exchange offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Asure Software and/or any affiliate for the exclusive purpose of implementing, administering and managing my participation in the exchange offer.

I have been advised that Asure Software and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Asure Software’s stock and other employee benefit plans and this exchange offer (“Data”). I have been advised that Data may be transferred to any third parties, including Asure Equity Administration, assisting in the implementation, administration and management of the exchange offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting Asure Equity Administration. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Asure Software’s stock and other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this exchange offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting Asure Equity Administration in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this exchange offer.

I understand that my elections pursuant to this Election Form will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

ASURE SOFTWARE DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

If you wish to participate in the offer, please check the “All” or “Partial” box in the “Exchange Shares Underlying Eligible Option” column. Please note that (i) if the “None” box is checked under the “Exchange Shares Underlying Eligible Option” column, the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms, and (ii) if the “Partial” box is checked under the “Exchange Shares Underlying Eligible Option” column, you must indicate the number of shares underlying the eligible option that you wish to exchange, and the remaining portion of the eligible option will remain outstanding and subject to its original terms.

Eligible Option Grant #	Grant ID	Original Grant Date	Number of Shares Underlying Eligible Option	Exercise Price Per Share	Exchange Ratio Per Eligible Option	Total Number of New RSUs to be Granted in Exchange	Exchange Shares Underlying Eligible Option (Select One)
					2.5 : 1		☐ All ☐ None ☐ Partial: shares

In accordance with the terms outlined in the Offer to Exchange if you elect to exchange your eligible options, you will receive new RSUs, as applicable, as determined in accordance with the Offer to Exchange using the exchange ratio set forth therein (rounded down to the nearest whole number with respect to each RSU on a grant-by-grant basis), as described in Section 1 of the Offer to Exchange. Your new RSUs will be subject to a new vesting schedule as described in Section 3 of the Offer to Exchange.

YOU WILL LOSE YOUR RIGHTS TO ALL EXCHANGED OPTIONS THAT ARE CANCELLED UNDER THE OFFER AND EXCHANGED FOR NEW RSUS.

BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: , 20

Address:

Email address: